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                                                                    Exhibit 23.4
                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement
(Form S-3 No. 333-     ) for the registration of $1.5 billion of Senior Debt,
Junior Subordinated Debentures and Trust Preferred Securities of Consolidated Natural Gas Company and the related Prospectus of our report dated
February 5, 2001, with respect to the consolidated financial statements of Louis Dreyfus Natural Gas Corp. as of December 31, 2000 and 1999 and each of the three years in the period ended December 31, 2000, included in the October 11, 2001, Form 8-K of Dominion Resources, Inc.'s wholly owned subsidiary, Consolidated Natural Gas Company, filed with the Securities and Exchange Commission.

                                                        /s/ Ernst & Young LLP

Oklahoma City, Oklahoma
April 3, 2002